patient safety technologies, inc.
Company Contact: William Horne 951.587.6201		27555 Ynez Road, Suite No 330 Temecula, CA 92591 951.587.6201 tel 951.587.6237 fax patientsafetytechnologies.com

Patient Safety Technologies Restructures $2.95 Million of Existing Debt and Accrued Interest

Tuesday, August 14, 2007, 9:00 am ET

PST Restructures Short-Term and Long-Term Debt held by Ault Glazer Capital Partners, LLC

TEMECULA, Calif., August 14, 2007 -- Patient Safety Technologies, Inc. (OTC:PSTX.OB) announced today that on August 10, 2007 it entered into definitive agreements restructuring all of the Company’s debt held by Ault Glazer Capital Partners, LLC (the “Fund”). Prior to the restructuring, the Company owed the Fund approximately $2.95 million in principal and accrued interest, which was advanced under the terms of three separate agreements: (1) a Revolving Credit Facility of $420,000, (2) a Secured Promissory Note of $780,000, and (3) a Secured Promissory Note of $1.75 million.

The Revolving Credit Facility, which was in default, was converted into 337,439 shares of the Company’s common stock at a conversion price of $1.25 per share. The other two Secured Promissory Notes, one of which was in default, were combined into a single Convertible Secured Promissory Note in the principal amount of $2.53 million with an effective date of June 1, 2007. The promissory note bears interest at the rate of 7% per annum and is due on the earlier of December 31, 2010, or the occurrence of an event of default. In the event that the average closing price of the Company’s common stock is in excess of $5.00 per share for thirty (30) consecutive trading days, the Company will have the right to redeem the promissory note in shares or in cash. In the event of a redemption in shares, the principal is convertible into shares of the Company’s common stock at a conversion price of $2.50. The promissory note is secured by all of the Company’s assets. Should the Company raise up to $2,000,000 in a new credit facility, including any replacement credit facilities, the Fund is required to subordinate its security interest in favor of the new credit facility.

“This debt restructuring, combined with the previously announced asset sales, will dramatically strengthen our balance sheet. The cumulative effect of these transactions provides the Company the ability to retire up to $3.1 million in short-term debt and related accrued interest, convert $780,000 in short-term debt to long-term debt, and reduce the interest rates on the Fund’s original Secured Promissory Notes to 7% from the existing rates which range between 10% and 11.25%. As we continue to execute on our stated restructuring plan of transforming the Company into a pure health-care company we are able to reallocate existing resources towards the development of SurgiCount’s Safety-Sponge™ System,” said William B. Horne, CEO of PST.

About SurgiCount Medical, Inc.

SurgiCount Medical, Inc. is a developer and manufacturer of patient safety products and services. The SurgiCount Safety-Sponge™ System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, and PrintPAD printers integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be accidentally counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or can be modified to work with a hospital’s paperless system. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. For more information, please contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

About Patient Safety Technologies

Patient Safety Technologies, Inc. focuses on the acquisition of controlling interests in companies and the research and development of products and services in the health care and medical products field, particularly the patient safety markets. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services.

About Ault Glazer Capital Partners

Ault Glazer Capital Partners is a shareholder activist / private equity fund. The fund’s strategy is to view each potential investment or acquisition from the perspective of a financial acquirer with a targeted return on investment that looks to maximize and monetize undervalued assets, with a definable exit strategy and timetable for divesting. AGCP will also target operating companies that could become strategic, core, long-term holdings that contribute positive cash flows and revenues for many years.  The fund develops its portfolio by identifying undervalued and or underperforming public and private companies in health care, financial services, media, consumer services and products, energy and insurance.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
* * * * *